                                                                EXHIBIT 1.(5)(A)

                      [LOGO OF PACIFIC LIFE APPEARS HERE]

                                 PACIFIC LIFE
                               & ANNUITY COMPANY

     Mailing Address:  700 Newport Center Drive .  Newport Beach, CA 92660

================================================================================

JOINT AND               READ YOUR POLICY CAREFULLY. This is a legal contract
LAST SURVIVOR           between you, the Owner, and us, Pacific Life & Annuity
FLEXIBLE                Company, a stock insurance company. We agree to pay the
PREMIUM                 benefits of this policy according to its provisions. The
VARIABLE LIFE           consideration for this policy is the application for it,
INSURANCE               a copy of which is attached, and payment of the
                        premiums.

 . Death Benefit         Premiums are flexible, subject to minimums required to
  Payable When          keep the policy in force. Variable Account Values may
  Both Insureds         increase or decrease depending upon Variable Account
  Have Died While       investment experience. There is no guaranteed Variable
  the Policy is         Account Value. Policy loan value is less than one
  in Force              hundred percent (100%) of the policy's cash surrender
                        value.
 . Net Cash Surrender
  Value Payable upon    The method for determining the death benefit is
  Surrender While the   described in the Death Benefit section of this policy.
  Policy is in Force    The amount of the death benefit may be fixed or variable
                        according to the Death Benefit Option selected and may
 . Adjustable Face       increase or decrease. The duration this policy remains
  Amount                in force may vary, depending on the premiums paid and
                        the investment experience of the Variable Accounts.
 . Benefits May Vary
  Based on Investment   Free Look Right - You may return this policy within 10
  Experience            days after you receive it. To do so, deliver or mail it
                        to us or to our agent. This policy will then be deemed
 . Non-Participating     void from the beginning and we will refund the premiums
                        paid.
P0156-NY
                        Signed for Pacific Life & Annuity Company,


                         /s/ DAVID W. GARTLEY              /s/ AUDREY L. MILFS
                        ---------------------              -------------------
                        President and Chief                    Secretary
                        Executive Officer






POLICY NUMBER:        1234567-0       INSURED #1:               LELAND STANFORD
POLICY DATE:          JAN. 1, 2001    RISK CLASSIFICATION:      MALE/NONSMOKER
INITIAL FACE AMOUNT:  $150,000        AGE ON POLICY DATE:       35
                                      INSURED #2:               MARY STANFORD
                                      RISK CLASSIFICATION:      FEMALE/NONSMOKER
                                      AGE ON POLICY DATE:       35

NOTE: IT IS POSSIBLE THAT THE POLICY MAY NOT CONTINUE IN FORCE (THAT IS, IT MAY LAPSE BEFORE THE DEATH OF THE SURVIVOR) EVEN IF PLANNED PREMIUMS ARE PAID DUE TO CHANGE IN THE CURRENT INTEREST RATE BEING CREDITED ON THE FIXED OPTIONS, THE INVESTMENT PERFORMANCE OF THE FUNDS IN THE SEPARATE ACCOUNT, CHANGES IN EXPENSE LOADS OR COST OF INSURANCE RATES, LOANS AND WITHDRAWALS OR CHANGES IN THE DEATH BENEFIT OPTION.

P0156-NY                                                                    (P)

                          GUIDE TO POLICY PROVISIONS


SECTION                                                                   PAGE

POLICY SPECIFICATIONS....................................................   3

DEFINITIONS..............................................................   5

OWNER AND BENEFICIARY....................................................   6

PREMIUMS.................................................................   6

DEATH BENEFIT............................................................   7

ACCUMULATED VALUE........................................................   9

TRANSFERS................................................................  13

SURRENDER AND WITHDRAWAL OF VALUES.......................................  14

TIMING OF PAYMENTS AND TRANSFERS.........................................  16

INCOME BENEFITS..........................................................  16

POLICY LOANS.............................................................  17

SEPARATE ACCOUNT PROVISIONS..............................................  17

GENERAL PROVISIONS.......................................................  18

INDEX....................................................................  22

                                                      POLICY NUMBER: VP999999990

                             POLICY SPECIFICATIONS

   BASIC POLICY:       FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

   PREMIUMS:   PLANNED [ANNUAL] PREMIUM                    = $   1,354.97
               GUIDELINE SINGLE PREMIUM                    = $  15,569.00
               GUIDELINE LEVEL PREMIUM                     = $   1,354.97

   DEATH BENEFIT OPTION:    A

   ACCOUNT ALLOCATIONS AVAILABLE:  SEE NEXT PAGE

   INTEREST ON THE FIXED OPTIONS AND ON THE LOAN ACCOUNT IS GUARANTEED TO BE NOT LESS THAN 3.00% ANNUALLY FOR THE FIRST 10 POLICY YEARS, 3.30% FOR YEARS 11-20, AND 3.85% THEREAFTER. ANY EXCESS INTEREST RATE DECLARED BY US AT THE BEGINNING OF EACH POLICY YEAR WILL BE GUARANTEED UNTIL THE END OF THAT YEAR. BEFORE SUCH DECLARATION, EXCESS AMOUNTS ARE NOT GUARANTEED. THERE IS NO EXCESS INTEREST PAID ON THE LOAN ACCOUNT. SUBJECT TO POLICY GUARANTEES, WE HAVE THE RIGHT TO CHANGE THE INTEREST CREDITED TO THE FIXED OPTIONS AND THE COST OF INSURANCE AND OTHER CHARGES DEDUCTED, WHICH MAY REQUIRE MORE PREMIUM TO BE PAID THAN WAS ILLUSTRATED OR THE ACCUMULATED VALUE TO BE LESS THAN WAS ILLUSTRATED.

   PREMIUM LOAD: FOR EACH PREMIUM PAID THERE IS A PREMIUM LOAD THAT CONSISTS OF A SALES LOAD OF 0% DURING POLICY YEARS 1-10 AND 3% THEREAFTER, PLUS A CHARGE OF 2.35% FOR CERTAIN STATE AND LOCAL TAXES AND A CHARGE OF 1.50% FOR CERTAIN FEDERAL TAXES.

   ADMINISTRATIVE CHARGE: $7.50 PER MONTH UNTIL THE YOUNGER INSURED'S AGE 100; $0 THEREAFTER.
   WITHDRAWAL FEE:  $25

   UNDERWRITING SURRENDER CHARGE:   $350.00 REMAINS LEVEL FOR THE FIRST POLICY
   YEAR; AND THEN DECREASES BY $3.24 PER MONTH TO ZERO AT THE END OF THE 12OTH MONTH.

   SALES SURRENDER TARGET: $388.00 REMAINS LEVEL FOR THE FIRST POLICY YEAR; AND THEN DECREASES BY $3.59 PER MONTH TO ZERO AT THE END OF THE 120TH MONTH.

   M&E RISK FACE AMOUNT CHARGE: $5.55 PER MONTH FOR POLICY YEARS 1 TO 10; $0 THEREAFTER. REFER TO M&E RISK CHARGE PROVISION FOR DETAILS.

   MORTALITY AND EXPENSE RISK CHARGE RATE: A MONTHLY CHARGE WHICH IS A PERCENTAGE OF THE UNLOANED ACCUMULATED VALUE. THE PERCENTAGE IS 0.075% FOR POLICY YEARS 1-10, 0.025% FOR POLICY YEARS 11-20, AND 0.0042% THEREAFTER.


POLICY NUMBER:        1234567-0        INSURED #1:            LELAND STANFORD
POLICY DATE:          JAN. 1, 2001     RISK CLASSIFICATION:   MALE/NONSMOKER
INITIAL FACE AMOUNT:  $150,000         AGE ON POLICY DATE:    35
                                       INSURED #2:            MARY STANFORD
                                       RISK CLASSIFICATION:   FEMALE/NONSMOKER
                                       AGE ON POLICY DATE:    35

NOTE: IT IS POSSIBLE THAT THE POLICY MAY NOT CONTINUE IN FORCE (THAT IS, IT MAY LAPSE BEFORE THE DEATH OF THE SURVIVOR) EVEN IF PLANNED PREMIUMS ARE PAID DUE TO CHANGE IN THE CURRENT INTEREST RATE BEING CREDITED ON THE FIXED OPTIONS, THE INVESTMENT PERFORMANCE OF THE FUNDS IN THE SEPARATE ACCOUNT, CHANGES IN EXPENSE LOADS OR COST OF INSURANCE RATES, LOANS AND WITHDRAWALS OR CHANGES IN THE DEATH BENEFIT OPTION.

   P0156-NY                        Page 3.0

                                                      POLCIY NUMBER: VP999999990


ACCOUNT ALLOCATIONS AVAILABLE:

[BLUE CHIP]                   [TECHNOLOGY]                [GLOBAL GROWTH]
[AGGRESSIVE GROWTH]           [TELECOMMUNICATIONS]        [EQUITY INDEX]
[AGGRESSIVE EQUITY]           [MULTI-STRATEGY]            [SMALL-CAP INDEX]
[EMERGING MARKETS]            [EQUITY INCOME]             [REIT]
[DIVERSIFIED RESEARCH]        [STRATEGIC VALUE]           [INFLATION MANAGED]
[SMALL CAP EQUITY]            [GROWTH LT]                 [MANAGED BOND]
[INTERNATIONAL LARGE-CAP]     [FOCUSED 30]                [MONEY MARKET]
[EQUITY]                      [MID-CAP VALUE]             [HIGH YIELD BOND]
[I-NET TOLLKEEPER]            [INTERNATIONAL VALUE]       [LARGE-CAP VALUE]
[FINANCIAL SERVICES]          [CAPITAL OPPORTUNITIES]     FIXED
[HEALTH SCIENCES]             [MID-CAP GROWTH]            FIXED LT



   P0156-NY                        Page 3.01

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

               SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

P0156-NY:        BASIC COVERAGE

                 FACE AMOUNT:  $100,000
                 AGE AT ISSUE:  35
                 RISK CLASSIFICATION:  MALE SELECT NONSMOKER

                 PERSON COVERED:  LELAND STANFORD

________________________________________________________________________________


R01LST-NY:       LAST SURVIVOR ADDED PROTECTION BENEFIT RIDER

                 INITIAL FACE AMOUNT:       $50,000  (VARYING)
                 INSURED #1:                LELAND STANFORD
                 RISK CLASSIFICATION:       MALE/NONSMOKER
                 INSURED #2:                MARY STANFORD
                 RISK CLASSIFICATION:       FEMALE/NONSMOKER

________________________________________________________________________________


R01IRT-NY:       INDIVIDUAL ANNUAL RENEWABLE AND CONVERTIBLE TERM RIDER

                 INITIAL FACE AMOUNT:  $50,000 (VARYING)
                 AGE AT ISSUE:  35
                 RISK CLASSIFICATION:  MALE SELECT NONSMOKER
                 PERSON COVERED:  LELAND STANFORD

________________________________________________________________________________


   P0156-NY                        Page 3.1

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

               SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

                 LAST SURVIVOR ADDED PROTECTION BENEFIT RIDER
                               VARYING SCHEDULE

                         INSURED #1:             LELAND STANFORD
                         RISK CLASSIFICATION:    MALE/NONSMOKER

                         INSURED #2:             MARY STANFORD
                         RISK CLASSIFICATION:    FEMALE/NONSMOKER



     POLICY       FACE         POLICY        FACE         POLICY        FACE
      YEAR       AMOUNT         YEAR        AMOUNT         YEAR        AMOUNT
--------------------------------------------------------------------------------

       1       $ 50,000          36        $100,000
       2         50,000          37         100,000
       3         50,000          38         100,000
       4         50,000          39         100,000
       5         50,000          40         100,000
       6        100,000          41         100,000
       7        100,000          42         100,000
       8        100,000          43         100,000
       9        100,000          44         100,000
      10        100,000          45         100,000
      11        100,000
      12        100,000
      13        100,000
      14        100,000
      15        100,000
      16        100,000
      17        100,000
      18        100,000
      19        100,000
      20        100,000
      21        100,000
      22        100,000
      23        100,000
      24        100,000
      25        100,000
      26        100,000
      27        100,000
      28        100,000
      29        100,000
      30        100,000
      31        100,000
      32        100,000
      33        100,000
      34        100,000
      35        100,000

   P0156-NY                        Page 3.2

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

               SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

            INDIVIDUAL ANNUAL RENEWABLE AND CONVERTIBLE TERM RIDER
                               VARYING SCHEDULE

               AGE AT ISSUE:  35
               RISK CLASSIFICATION:  MALE SELECT NONSMOKER

               PERSON COVERED:  LELAND STANFORD


    ATTAINED      FACE         ATTAINED      FACE          ATTAINED     FACE
       AGE       AMOUNT          AGE        AMOUNT           AGE       AMOUNT
--------------------------------------------------------------------------------

       35       $ 50,000         70        $100,000
       36         50,000         71         100,000
       37         50,000         72         100,000
       38         50,000         73         100,000
       39         50,000         74         100,000
       40        100,000         75         100,000
       41        100,000         76         100,000
       42        100,000         77         100,000
       43        100,000         78         100,000
       44        100,000         79         100,000
       45        100,000         80         100,000
       46        100,000
       47        100,000
       48        100,000
       49        100,000
       50        100,000
       51        100,000
       52        100,000
       53        100,000
       54        100,000
       55        100,000
       56        100,000
       57        100,000
       58        100,000
       59        100,000
       60        100,000
       61        100,000
       62        100,000
       63        100,000
       64        100,000
       65        100,000
       66        100,000
       67        100,000
       68        100,000
       69        100,000

   P0156-NY                        Page 3.3

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

                          TABLE OF SURRENDER CHARGES

POLICY        SURRENDER        POLICY     SURRENDER       POLICY       SURRENDER
MONTH          CHARGE          MONTH       CHARGE         MONTH         CHARGE
--------------------------------------------------------------------------------
   1          $621.60          41         $454.85         81           $224.85
   2           621.60          42          449.10         82            219.10
   3           621.60          43          443.35         83            213.35
   4           621.60          44          437.60         84            207.60
   5           621.60          45          431.85         85            201.85
   6           621.60          46          426.10         86            196.10
   7           621.60          47          420.35         87            190.35
   8           621.60          48          414.60         88            184.60
   9           621.60          49          408.85         89            178.85
  10           621.60          50          403.10         90            173.10
  11           621.60          51          397.35         91            167.35
  12           621.60          52          391.60         92            161.60
  13           615.85          53          385.85         93            155.85
  14           610.10          54          380.10         94            150.10
  15           604.35          55          374.35         95            144.35
  16           598.60          56          368.60         96            138.60
  17           592.85          57          362.85         97            132.85
  18           587.10          58          357.10         98            127.10
  19           581.35          59          351.35         99            121.35
  20           575.60          60          345.60        100            115.60
  21           569.85          61          339.85        101            109.85
  22           564.10          62          334.10        102            104.10
  23           558.35          63          328.35        103             98.35
  24           552.60          64          322.60        104             92.60
  25           546.85          65          316.85        105             86.85
  26           541.10          66          311.10        106             81.10
  27           535.35          67          305.35        107             75.35
  28           529.60          68          299.60        108             69.60
  29           523.85          69          293.85        109             63.85
  30           518.10          70          288.10        110             58.10
  31           512.35          71          282.35        111             52.35
  32           506.60          72          276.60        112             46.60
  33           500.85          73          270.85        113             40.85
  34           495.10          74          265.10        114             35.10
  35           489.35          75          259.35        115             29.35
  36           483.60          76          253.60        116             23.60
  37           477.85          77          247.85        117             17.85
  38           472.10          78          242.10        118             12.10
  39           466.35          79          236.35        119              6.35
  40           460.60          80          230.60        120+             0.00

P0156-NY                           Page 3.4

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

                       TABLE OF COST OF INSURANCE RATES

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1.00 APPLICABLE TO BASE POLICY COVERING BOTH LIVES.

POLICY          MONTHLY              POLICY              MONTHLY
 YEAR            RATE                 YEAR                RATE
-----------------------------------------------------------------
   1            0.00000034             40              0.00272574
   2            0.00000110             41              0.00316382
   3            0.00000202             42              0.00365153
   4            0.00000314             43              0.00418390
   5            0.00000453             44              0.00475803
   6            0.00000621             45              0.00538454
   7            0.00000830             46              0.00608321
   8            0.00001077             47              0.00687252
   9            0.00001380             48              0.00777866
  10            0.00001728             49              0.00881636
  11            0.00002155             50              0.00997178
  12            0.00002652             51              0.01123552
  13            0.00003232             52              0.01258046
  14            0.00003898             53              0.01400628
  15            0.00004700             54              0.01550169
  16            0.00005634             55              0.01707599
  17            0.00006758             56              0.01874260
  18            0.00008094             57              0.02053380
  19            0.00009711             58              0.02252334
  20            0.00011647             59              0.02479447
  21            0.00013904             60              0.02772013
  22            0.00016552             61              0.03193731
  23            0.00019554             62              0.03896514
  24            0.00022989             63              0.05252282
  25            0.00026937             64              0.08333333
  26            0.00031563             65              0.08333333
  27            0.00036979             66+             0.00000000
  28            0.00043440
  29            0.00051177
  30            0.00060312
  31            0.00070920
  32            0.00082980
  33            0.00096668
  34            0.00111942
  35            0.00129324
  36            0.00149371
  37            0.00172931
  38            0.00200861
  39            0.00233989

P0156-NY                           Page 4.0

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

                       TABLE OF COST OF INSURANCE RATES

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1.00 APPLICABLE TO LAST SURVIVOR ADDED PROTECTION BENEFIT COVERING BOTH LIVES.

POLICY            MONTHLY             POLICY           MONTHLY
 YEAR              RATE               YEAR              RATE
----------------------------------------------------------------
   1            0.00000034             26             0.00031563
   2            0.00000110             27             0.00036979
   3            0.00000202             28             0.00043440
   4            0.00000314             29             0.00051177
   5            0.00000453             30             0.00060312
   6            0.00000621             31             0.00070920
   7            0.00000830             32             0.00082980
   8            0.00001077             33             0.00096668
   9            0.00001380             34             0.00111942
  10            0.00001728             35             0.00129324
  11            0.00002155             36             0.00149371
  12            0.00002652             37             0.00172931
  13            0.00003232             38             0.00200861
  14            0.00003898             39             0.00233989
  15            0.00004700             40             0.00272574
  16            0.00005634             41             0.00316382
  17            0.00006758             42             0.00365153
  18            0.00008094             43             0.00418390
  19            0.00009711             44             0.00475803
  20            0.00011647             45             0.00538454
  21            0.00013904
  22            0.00016552
  23            0.00019554
  24            0.00022989
  25            0.00026937

P0156-NY                           Page 4.1

                                                        POLICY NUMBER VP99999990

                             POLICY SPECIFICATIONS

                       TABLE OF COST OF INSURANCE RATES

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1.00 APPLICABLE TO INDIVIDUAL RENEWABLE TERM INSURANCE RIDER COVERING LELAND STANFORD.


    POLICY                         POLICY
     YEAR         MONTHLY RATE      YEAR        MONTHLY RATE
    --------------------------------------------------------
        1          0.00017600        26          0.00134998
        2          0.00018686        27          0.00147355
        3          0.00020022        28          0.00161341
        4          0.00021526        29          0.00177217
        5          0.00023280        30          0.00194909
        6          0.00025202        31          0.00214342
        7          0.00027458        32          0.00235100
        8          0.00029715        33          0.00257276
        9          0.00032307        34          0.00280882
       10          0.00034984        35          0.00306532
       11          0.00037996        36          0.00335367
       12          0.00041093        37          0.00368199
       13          0.00044442        38          0.00406029
       14          0.00047960        39          0.00449620
       15          0.00051898        40          0.00498352
       16          0.00056089        41          0.00551331
       17          0.00061038        42          0.00607653
       18          0.00066577        43          0.00666569
       19          0.00072875        44          0.00727588
       20          0.00080018        45          0.00792387
       21          0.00087672
       22          0.00096005
       23          0.00104684
       24          0.00113962
       25          0.00123925


P0156-NY                           Page 4.2

                                                        POLICY NUMBER VP99999990

                             POLICY SPECIFICATIONS

            TABLE OF GUARANTEED MAXIMUM M&E RISK FACE AMOUNT CHARGES
                  LAST SURVIVOR ADDED PROTECTION BENEFIT RIDER

M&E RISK FACE AMOUNT CHARGE APPLICABLE TO THE LAST SURVIVOR ADDED PROTECTION BENEFIT RIDER: MONTHLY CHARGE EQUAL TO THE AMOUNTS SHOWN BELOW. REFER TO THE RIDER FOR DETAILS.


POLICY       M&E RISK         POLICY        M&E RISK       POLICY      M&E RISK
 YEAR         CHARGE           YEAR          CHARGE         YEAR        CHARGE
-------------------------------------------------------------------------------
   1          $11.45            26           11.45
   2           11.45            27           11.45
   3           11.45            28           11.45
   4           11.45            29           11.45
   5           11.45            30           11.45
   6           11.45            31           11.45
   7           11.45            32           11.45
   8           11.45            33           11.45
   9           11.45            34           11.45
  10           11.45            35           11.45
  11           11.45            36           11.45
  12           11.45            37           11.45
  13           11.45            38           11.45
  14           11.45            39           11.45
  15           11.45            40           11.45
  16           11.45            41           11.45
  17           11.45            42           11.45
  18           11.45            43           11.45
  19           11.45            44           11.45
  20           11.45            45           11.45
  21           11.45
  22           11.45
  23           11.45
  24           11.45
  25           11.45


P0156-NY                           Page 4.3

                                                        POLICY NUMBER VP99999990

                             POLICY SPECIFICATIONS

               TABLE OF MONTHLY M&E RISK ASSET CHARGE PERCENTAGES

M&E RISK ASSET CHARGE IS A PERCENTAGE OF THE VARIABLE ACCUMULATED VALUE (AV), AS SHOWN BELOW, AND IS DEDUCTED MONTHLY. ALSO EXPLAINED IN THE M&E RISK CHARGE PROVISION.


           POLICY                       POLICY
            YEAR         % OF AV         YEAR          % OF AV
           -----------------------------------------------------
              1           0.075           36            0.0042
              2           0.075           37            0.0042
              3           0.075           38            0.0042
              4           0.075           39            0.0042
              5           0.075           40            0.0042
              6           0.075           41            0.0042
              7           0.075           42            0.0042
              8           0.075           43            0.0042
              9           0.075           44            0.0042
             10           0.075           45            0.0042
             11           0.050           46            0.0042
             12           0.050           47            0.0042
             13           0.050           48            0.0042
             14           0.050           49            0.0042
             15           0.050           50            0.0042
             16           0.050           51            0.0042
             17           0.050           52            0.0042
             18           0.050           53            0.0042
             19           0.050           54            0.0042
             20           0.050           55            0.0042
             21          0.0042           56            0.0042
             22          0.0042           57            0.0042
             23          0.0042           58            0.0042
             24          0.0042           59            0.0042
             25          0.0042           60            0.0042
             26          0.0042           61            0.0042
             27          0.0042           62            0.0042
             28          0.0042           63            0.0042
             29          0.0042           64            0.0042
             30          0.0042           65            0.0042
             31          0.0042           66+              0
             32          0.0042
             33          0.0042
             34          0.0042
             35          0.0042


P0156-NY                           Page 4.4

                                  DEFINITIONS

In this section, we define certain terms used throughout this policy. Other terms may be defined in other parts of the policy. Defined terms are usually capitalized to provide emphasis.

Age - means the Insured's Age to the nearest birthday as of the Policy Date, increased by the number of complete policy years elapsed.

Code - is the U.S. Internal Revenue Code, and the rules and regulations issued thereunder.

Evidence of Insurability - is information, including medical information, satisfactory to us that is used to determine insurability and the Insured's risk classification.

Face Amount - is used in determining the death benefit under this policy. The Face Amount as of the Policy Date is shown in the Policy Specifications. The Face Amount may be decreased, as provided for in the Death Benefit section.

Fixed Options - consist of the Fixed Account and the Fixed LT Account.

Free Look Transfer Date - is 10 days after the policy is issued, or if later, the date all requirements necessary to place the policy in force are delivered to the Home Office.

Home Office - means our office for receiving mail, located at 700 Newport Center Drive, Newport Beach, CA 92660.

Insureds - are the two persons insured under this policy. The Insureds are shown in the Policy Specifications.

Investment Options - consist of the Variable Accounts and the Fixed Options.

Monthly Payment Date - is the day each month on which certain policy charges are deducted from the Accumulated Value. The first Monthly Payment Date is the Policy Date. Later Monthly Payment Dates occur each month after the Policy Date on the same day of the month as the Policy Date.

NAR - stands for the Net Amount at Risk. The NAR is equal to the death benefit as of the most recent Monthly Payment Date divided by 1.002466, then reduced by the Accumulated Value at the beginning of the policy month before the Monthly Deduction is due. Also, the Accumulated Value section describes how the NAR is used to calculate the Cost of Insurance charge.

Net Premium - is the premium we receive reduced by any Premium Load.

PL&A, we, our, ours, us and the Company - refers to Pacific Life & Annuity Company.

Policy Date - is shown on page 3. Policy months, quarters, years and anniversaries are measured from this date.

Policy Debt - is the sum of outstanding policy loans plus accrued Loan Interest.

Separate Account - is the Pacific Select Exec Separate Account, which is a separate account of ours that consists of subaccounts, also called Variable Accounts. Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies.

Survivor - is the Insured remaining alive after the first death of the two Insureds that occurs while this policy is in force.

Valuation Date - is each day required by applicable law and currently includes each day the New York Stock Exchange is open for trading and our Home Office is open.

P0156-NY                            Page 5                                   (P)

Valuation Period - is the period of time between successive Valuation Dates.

Variable Account - is a subaccount of a separate account of ours in which assets are segregated from assets in our general account and from assets in other subaccounts. Premiums and Accumulated Value (AV) under this policy may be allocated to a Variable Account for variable accumulation.

Written Request - is a request in writing, signed by you, and received by us at our Home Office.

You, your or Owner - refers to the Owner of this policy.


                             OWNER AND BENEFICIARY

Owner - The Owner of this policy is as shown in the Policy Specifications or in a later Written Request. If you change the owner, the change is effective on the date the Written Request is signed, subject to our receipt of it. If there are two or more Owners, they will own this contract as joint tenants with right of survivorship.

Assignment - You may assign this policy by Written Request. An assignment will take place only when recorded at our Home Office. When received, the assignment will take effect as of the date the Written Request was signed. Any rights created by the assignment will be subject to any payments made or actions taken by us before the change is recorded. We will not be responsible for the validity of any assignment.

Beneficiary - The beneficiary is named by you in the application to receive the death benefit proceeds. The beneficiary may be one or more persons. If the beneficiary is more than one person, they will share the death benefit proceeds equally or as otherwise specified by you in a Written Request. The interest of any beneficiary will be subject to any assignment. If you have named a contingent beneficiary, that person becomes the beneficiary if the beneficiary dies before the Survivor. A beneficiary may not, at or after the Survivor's death, assign, transfer or encumber any benefit payable. To the extent allowed by law, policy benefits will not be subject to the claims of any creditor of any beneficiary.

You may make a change of beneficiary by Written Request on a form provided by us while at least one Insured is living. The change will take place as of the date the request is signed, subject to our receipt of the request. Any rights created by the change will be subject to any payments made or actions taken by us before the Written Request is received. You may designate a permanent beneficiary whose rights under the policy cannot be changed without his or her written consent.

The interest of a beneficiary who does not survive to receive payment will pass to the surviving beneficiaries in proportion to their share in the proceeds, unless otherwise provided. If no beneficiaries survive to receive payment, the death proceeds will pass to the Owner, or the Owner's estate if the Owner does not survive to receive payment.


                                    PREMIUMS

Premiums - This policy will not be in force until the initial premium is paid. The initial premium is payable either at our Home Office or to our agent. Additional premiums, if any, are payable in advance at our Home Office. At your request, a premium receipt signed by one of our officers will be given to you. No premium may be less than $50. Premiums may be paid at any time, subject to the premium limitations below. The Planned Premium is the amount identified in the application, or later changed by Written Request, which you plan to pay. Payment of the Planned Premium does not guarantee that the policy will continue in force. The amount of Planned Premium at policy issue is shown on Page 3.0.

Premium Allocation Before the Free Look Transfer Date - Any Net Premium received before the Free Look Transfer Date will be allocated to the Money Market Variable Account on the issue date or, if later,

P0156-NY                            Page 6                                   (P)
the date the premium is received and accepted by us. On the Free Look Transfer Date, the Accumulated Value in the Money Market Variable Account will be allocated to the Investment Options according to the premium allocation specified in the application or your most recent instructions received by us, if any.

Premium Allocation On or After the Free Look Transfer Date - Any Net Premium received by us on or after the Free Look Transfer Date will be allocated to the Investment Options according to the premium allocation specified in the application or your most recent instructions received by us, if any.

Upon Written Request, you may change the premium allocation. Subsequently, Net Premiums will be allocated to the Investment Options according to your most recent instructions.

Premium Limitation - We reserve the right to require Evidence of Insurability, satisfactory to us, for any premium payment that would result in an immediate increase in the difference between the death benefit and the Accumulated Value.

Guideline Premium Limitation - For this policy to be treated as life insurance under the Code, the sum of premiums paid less a portion of any withdrawals, as defined in the Code, may not exceed the greater of:

 . The Guideline Single Premium; or
 . The sum of the Guideline Level Premiums to date.

The amounts of the Guideline Premiums are shown on the Policy Specification pages. The Guideline Premiums may change whenever there is a change to the policy or riders. In such case, the new Guideline Premium will be shown in the supplemental schedule of benefits and premiums we will send to you at the time of the change. See the Tax Qualification as Life Insurance subsection of the General Provisions section for details. Also, see the Tax Qualification as Life Insurance and MEC Status subsections of the General Provisions section to see how premium payments can affect the federal tax treatment of your policy.

                                 DEATH BENEFIT

Death Benefit - This policy provides a death benefit on the death of the Survivor as long as the policy continues in force. The death benefit, Death Benefit Option and the Guideline Premium Test are described in this section. Before the younger Insured reaches Age 100 (or would have attained Age 100 had the younger Insured survived), the death benefit is calculated as the larger of:

 . The Minimum Death Benefit calculated under the Guideline Premium Test; or . The death benefit as calculated under the Death Benefit Option in effect.

Beginning on the younger Insured's Age 100 (or would have attained Age 100 had the younger Insured survived), the death benefit is equal to the Accumulated Value.

Guideline Premium Test - The Minimum Death Benefit at any time is the Accumulated Value multiplied by the death benefit percentage shown in the following table, based on the Age of the younger Insured:


           Death Benefit           Death Benefit          Death Benefit             Death Benefit
  Age        Percentage     Age     Percentage     Age     Percentage       Age      Percentage
  0-40          250%         50        185%        60         130%           70          115%
   41           243          51        178         61         128            71          113
   42           236          52        171         62         126            72          111
   43           229          53        164         63         124            73          109
   44           222          54        157         64         122            74          107
   45           215          55        150         65         120          75-90         105
   46           209          56        146         66         119            91          104
   47           203          57        142         67         118            92          103
   48           197          58        138         68         117            93          102
   49           191          59        134         69         116         Over 93        101


P0156-NY                            Page 7                                   (P)

 Death Benefit Options - You have elected the Death Benefit Option in the application. The Death Benefit Option for this policy appears in the Policy Specifications. The Death Benefit Options are explained below.

 . Option A - The death benefit equals the Face Amount.
 . Option B - The death benefit equals the Face Amount plus the Accumulated Value at death.
 . Option C - The death benefit is the Face Amount plus the sum of the premiums paid minus the sum of any withdrawals taken and any other distribution of the Accumulated Value to the date of death. If the sum of the withdrawals is greater than the sum of the premiums paid, then the death benefit will be less than the Face Amount.
 . Option D - The death benefit equals the Face Amount times the death benefit factor for the current policy year. If you have elected Option D, the death benefit factors are shown on the Policy Specifications pages.

The Death Benefit Option may be changed to Option A or B upon Written Request a maximum of once per year. Changes to Option C or D are not permitted. After any such change, the Face Amount will be that which results in the death benefit after the change being equal to the death benefit before the change. For this purpose, death benefit is the amount calculated under the Death Benefit Options, disregarding the Minimum Death Benefit. The change will be effective on the Monthly Payment Date on or next following the day we receive your Written Request at our Home Office.

Death Benefit Proceeds - The death benefit proceeds are the actual amount payable if the Survivor dies while this policy is in force. The death benefit proceeds are equal to the death benefit, as of the date of the Survivor's death, less any Policy Debt and less any due and unpaid monthly deductions occurring during a grace period.

We will pay the death benefit proceeds to the beneficiary after we receive, at our Home Office, due proof of the Insureds deaths (certified copies of the death certificates or, if unavailable, other legal documentation which we accept) and information sufficient to identify the beneficiary. The death benefit proceeds paid are subject to the conditions and adjustments defined in other policy provisions, such as General Provisions, Withdrawals and Policy Loans. We will pay interest on death benefit proceeds as described in the Timing of Payments and Transfers section.

Face Amount Decrease - The Face Amount may not be increased. However, subject to our approval, you may decrease the Face Amount a maximum of one time in any policy year after the first policy year. The effective date of the decreased Face Amount will be the first Monthly Payment Date on or following the date we receive the Written Request. We recommend you consult your tax advisor before requesting a decrease in policy Face Amount.

A supplemental schedule of benefits and premiums will be issued. This schedule will include the following information:

 . the effective date of the decreased Face Amount;
 . the amount of the decrease and the decreased Face Amount; and . the new Guideline Premiums.

The request for a decrease in the face amount will be subject to the Guideline Premiums Limitation as defined in the Internal Revenue Code. This may result in a refund of premiums and/or the distribution of Accumulated Value in order to maintain compliance with such limitations. Such request will not be allowed if the resulting Guideline Premiums could cause an amount in excess of the Net Cash Surrender Value to be distributed from the policy. The Face Amount of this policy may not be decreased to less than our minimum issue limit in effect on the date of the request.

Paid-Up Insurance - On each policy anniversary you have the option to use the Net Cash Surrender Value to purchase guaranteed fixed paid-up insurance on the life of the Survivor of the Insureds. At the time of conversion, the Net Cash Surrender Value will be transferred to our general account. The entire Net Cash Surrender Value will be applied as a net single premium to purchase paid-up insurance. The amount of such insurance will be calculated based on 1980 CSO mortality, 3% interest and on the Ages

P0156-NY                            Page 8                                   (P)
and Risk Classifications of the Insureds (or if only the Survivor is alive at the time of the conversion, then on the Age and Risk Classification of the Survivor). If the amount of paid-up insurance so determined would exceed the death benefit of the policy immediately prior to purchase of the paid-up insurance, we will apply only a portion of the Net Cash Surrender Value to purchase paid-up insurance, and the remainder will be paid to you. In this case, we will determine the amount of paid-up insurance so that the paid-up insurance plus the Net Cash Surrender Value paid to you will equal the policy's death benefit immediately prior to the purchase of the paid-up insurance. This policy and any riders attached to it will terminate at the time of conversion. Such paid-up insurance may be surrendered at any time, with the cash surrender value being determined on the same basis.

Change in Benefits - Under the Guideline Premium Test, any change in policy or rider benefits will require an adjustment to the guideline premium limitation. See the Tax Qualification as Life Insurance subsection of the General Provisions section for details.

                               ACCUMULATED VALUE

Accumulated Value (AV) - is the sum of the Fixed Accumulated Value plus the Variable Accumulated Value plus the Loan Account and any interest credited to it.

Fixed Accumulated Value - The Fixed Accumulated Value is the sum of the Accumulated Value in each Fixed Option as of the last Valuation Period.

This subsection describes how we calculate the Accumulated Value in each Fixed Option. We credit interest on a daily basis using a 365-day year and at a rate not less than an annual effective rate of 3% in the first 10 policy years, 3.60% in policy years 11-20, and 3.85% thereafter. At our discretion, we may credit a higher rate of interest. The interest rate in effect at the beginning of the policy year will be effective for the duration of that year. Once credited, interest is nonforfeitable, except indirectly due to any applicable Surrender Charge. The Accumulated Value for each Fixed Option on any date is the following, including interest on each:

 . the Accumulated Value for the Fixed Option on the prior Monthly Payment Date; . plus the amount of any Net Premium received and allocated to the Fixed Option since the last Monthly Payment Date;
 . plus the amount of any transfer to the Fixed Option, including transfers from the Loan Account, since the last Monthly Payment Date;
 . minus the monthly deduction and other deductions due, if any, and assessed against the Fixed Option; and
 . minus the amount of any withdrawals, or transfers from the Fixed Option, including transfers to the Loan Account, since the last Monthly Payment Date.

Variable Accumulated Value - The Variable Accumulated Value is the sum of your policy's Accumulated Value in each Variable Account.

This subsection describes how we calculate your policy's Accumulated Value in each Variable Account. Assets in each Variable Account are divided into Accumulation Units, which are a measure of value used for bookkeeping purposes. We credit your policy with Accumulation Units in each Variable Account as a result of:

 . the amount of any Net Premium received and allocated to the Variable Account;
  and
 . transfers of Accumulated Value to the Variable Account, including transfers from the Loan Account.

We debit Accumulation Units in each Variable Account as a result of:

 . transfers from the Variable Account, including transfers to the Loan Account; . Surrenders and withdrawals from the Variable Account; and . the monthly deduction and other deductions due, if any, and assessed against the Variable Account.

P0156-NY                            Page 9                                   (P)

To determine the number of Accumulation Units debited or credited for a transaction, we divide the dollar amount of the transaction by the Unit Value of the affected Variable Account.

To determine your policy's Accumulated Value in each Variable Account, we multiply the number of Accumulation Units in the Variable Account by the Unit Value of the Variable Account. The number of Accumulation Units in each Variable Account will not change because of subsequent changes in Unit Value.

At the inception of each Variable Account the Unit Value was $10. The Unit Value of each Variable Account is adjusted on each Valuation Date. To calculate the Unit Value of a Variable Account on any Valuation Date, we multiply the Unit Value from the previous Valuation Date by the Net Investment Factor. The Net Investment Factor for a Variable Account on any Valuation Date is (a) minus (b), divided by (c), where:

(a) is the Net Asset Value of the Variable Account as of the close of the business day, excluding the impact of any policy transactions since the prior Valuation Date;
(b) is the value of charges assessed by us since the prior Valuation Date for taxes attributable to the operation of the Variable Account; and
(c) is the Net Asset Value of the Variable Account as of the close of the previous Valuation Date.

The Net Asset Value of a Variable Account on any Valuation Date is the Net Asset Value per share for the Variable Account on the Valuation Date multiplied by the number of shares in the Variable Account on the Valuation Date. For each Variable Account, the Net Asset Value per share and the number of shares outstanding are reported to us each Valuation Date by the investment company in whose shares the Variable Account is invested.

Loan Account - The Loan Account is the amount set aside to secure Policy Debt. The amount in the Loan Account on any date is the following, including interest on each:

 . the amount in the Loan Account on the prior anniversary;
 . plus any loan taken since the prior anniversary; and . minus any loan amount repaid since the prior anniversary.

We will credit interest to the Loan Account on a daily basis using a 365-day year and at a rate equivalent to an annual effective rate of 3.00% in the first 10 policy years, 3.60% in policy years 11-20, and 3.85% thereafter. On each policy anniversary, any interest earned and held in the Loan Account will be transferred to the Investment Options in accordance with your most recent premium allocation instructions.

Monthly Deduction - A Monthly Deduction for a policy month is due on each Monthly Payment Date and is equal to the sum of the following items:

 . the monthly Cost of Insurance Charge;
 . the M&E Risk Charge;
 . the Administrative Charge, if any; and . rider charges, if any.

Unless you have made a Written Request to the contrary, the Monthly Deduction will be charged proportionately to the Accumulated Value in each Variable Account and each Fixed Option on the Monthly Payment Date.

Cost of Insurance Charge - Beginning on the Policy Date and monthly thereafter, there will be a monthly Cost of Insurance Charge for the death benefit payable under this policy equal to (1) multiplied by (2), where:

  (1) is the applicable monthly Cost of Insurance Rate; and
  (2) is the Net Amount at Risk.

P0156-NY                            Page 10                                  (P)

Cost of Insurance Rates - The Cost of Insurance Rates are based on a number of factors, including the Insureds' Ages, Risk Classifications, and the policy duration. Part of the cost is intended to recover acquisition expenses at issue. Such expense recoveries are greater in the early policy years. The current monthly Cost of Insurance Rates will be determined by us. These rates will not exceed the Guaranteed Maximum Monthly Cost of Insurance Rates shown in the Policy Specifications. Guaranteed Maximum Cost of Insurance rates are based on the 1980 Commissioners' Standard Ordinary Mortality Table.

Change in Policy Cost Factors - Any change in policy cost factors, including credited interest on the Fixed Options, cost of insurance rates, risk and expense charges and loads, will be by class and based on changes in our expectations of future investment earnings, mortality, persistency and expenses. Class is determined by a number of factors, including the two Insureds' Ages, Risk Classifications, Policy Date, and policy duration. Any such change will be determined in accordance with procedures and standards on file with the Insurance Department of the state of New York. Cost of insurance rates and other expense factors will be reviewed no more frequently than annually and no less frequently than once every five years to determine whether an adjustment is necessary. Interest to be credited to the Fixed Options will be reviewed at least annually to determine whether an adjustment is necessary.

M&E Risk Charge - The Mortality and Expense Risk Charge (M&E Risk Charge) is to compensate us for the risk we assume that mortality, expenses and other costs of providing your policy will be greater than estimated. Beginning on the Policy Date and monthly thereafter, the M&E Risk Charge will be the sum of the M&E Risk Asset Charge and the M&E Risk Face Amount Charge.

The M&E Risk Asset Charge is a percentage of the Variable Accumulated Value. In the first 10 policy years, the charge is 0.075% (0.90% annually). During policy years 11 through 20, the charge is 0.025% (0.30% annually). For policy years after the 20th, the charge is .0042% (0.05% annually). The percentages are also shown in the Policy Specifications.

The M&E Risk Face Amount Charge is the amount shown in the Policy
Specifications, and is based on the Face Amount at policy issue.

Administrative Charge - Beginning on the Policy Date and monthly thereafter, there will be an Administrative Charge against the Accumulated Value. The amount of this charge will equal the amount shown in the Policy Specifications.

Premium Load - A Premium Load will be charged each time that a premium is paid to cover certain local, state and federal tax and certain sales and distribution costs. The Premium Load will equal the premium paid multiplied by the Premium Load rate shown in the Policy Specifications. The Premium Load associated with each premium will be immediately deducted from the premium paid. We reserve the right to increase the Premium Load with respect to the charge for local, state and federal tax. We will only increase the Premium Load if the effective tax paid by us increases and only if any such increase is first approved by the Insurance Department of the state of New York. We will notify you of any such change.

Other Taxes - In addition to the charges imposed under Premium Load and elsewhere, we reserve the right to make a charge for federal, state or local taxes that may be attributable to the Variable Accounts or to our operations with respect to this policy if we incur any such taxes, but only if any such charge is first approved by the Insurance Department of the state of New York.

Grace Period and Lapse - If the Accumulated Value less Policy Debt on a Monthly Payment Date is not sufficient to cover the current monthly deduction, a grace period of 61 days will be allowed for the payment of sufficient premium to keep your policy in force.

The grace period begins on the Monthly Payment Date on which the insufficiency occurred and ends 61 days thereafter. At the start of the grace period, we will send notice to you at your last known address and to any assignee of record.
The notice will state the due date and the amount of premium required for

P0156-NY                            Page 11                                  (P)
your policy to remain in force. A minimum of three times the monthly deduction due when the insufficiency occurred, plus Premium Load, must be paid. Premiums we receive during the grace period



P0156-NY                            Page 12                                  (P)
will be applied to your policy according to your most recent premium allocation instructions. There is no penalty for paying a premium during the grace period. Your policy will remain in force during the grace period. If sufficient premium is not paid by the end of the grace period, a lapse will occur. Thirty-one days prior to lapse, we will send you and any assignee of record a notice containing the lapse date and the required premium to keep your policy in force. If the Survivor dies during the grace period, the death benefit proceeds will be reduced by any overdue charges. Upon lapse, the policy will terminate with no value.

Reinstatement - If it has not been surrendered, this policy may be reinstated not more than five years after the end of the grace period. To reinstate this policy you must provide us with the following:

 .  a written application;
 .  Evidence of Insurability satisfactory to us for each Insured who was alive on the date of lapse;
 .  payment of sufficient premium to cover all monthly deductions that were due and unpaid during the grace period; plus
 . payment of sufficient premium to keep the policy in force for three months after the date of reinstatement.

The effective date of the reinstated policy will be the first Monthly Payment Date on or following the date we approve your reinstatement application. When this policy is reinstated, the Accumulated Value will be equal to the Accumulated Value on the date of lapse subject to the following. If the policy is reinstated after the first Monthly Payment Date following lapse, the Accumulated Value will be reduced by the amount of any Policy Debt on the date of lapse and the Policy Debt will be extinguished. If the policy is reinstated on the first Monthly Payment Date following lapse, any Policy Debt on the date of lapse will also be reinstated. At reinstatement, the surrender charge will be that in effect at the beginning of the grace period, and will then decrease each policy month thereafter according to the successive month-by-month surrender charges shown in the Policy Specifications pages.

                                   TRANSFERS

Transfers - After your initial Net Premium has been allocated according to your instructions and while your policy is in force, you may, upon Written Request, transfer your Accumulated Value, or a part of it, among the Investment Options as provided in this section. No transfer may be made if the policy is in a grace period and the required premium has not been paid.

Transfers from the Fixed Account: One transfer from the Fixed Account may be made in any twelve-month period. Each transfer from the Fixed Account will be limited to the greater of $5,000 or 25% of the Accumulated Value in the Fixed Account.

Transfers from the Fixed LT Account: One transfer from the Fixed LT Account may be made in any twelve month period. Each transfer from the Fixed LT Account will be limited to the greater of $5,000 or 10% of the Accumulated Value in the Fixed LT Account.

Transfers into the Fixed Account: If you have transferred out of either Fixed Option within the last 90 days, you cannot transfer into the Fixed Account, except that during the first 18 policy months transfers into the Fixed Account are unlimited (see below),

Transfers into the Fixed LT Account: Transfers into the Fixed LT Account can be made only during the policy month prior to a policy anniversary.

Allocations into the Fixed LT Account: We reserve the right to limit the amount allocated to the Fixed LT Account to $1,000,000 during the most recent 12 months for all policies owned by you. Allocations include Net Premium payments, transfers and loan repayments. Any excess over $1,000,000 will be transferred to your other Investment Options relative to your most recent instructions. We may increase the $1,000,000 limit at any time at our sole discretion. You may contact us to find out if a higher limit is in effect.

P0156-NY                             Page 13                                 (P)

Transfer into the Fixed Account Unlimited Under Special Circumstances: You may transfer from any Variable Account to the Fixed Account with no limitation under the following circumstances:

 .  For a period of time, as described below, after a material change in the investment policy of that Variable Account; and . During the first 18 policy months.

We will notify you if there is a material change in the investment policy of a Variable Account. The notice will inform you of your options, including your option to transfer from such Variable Account to the Fixed Account within 60 days after (i) the effective date of the material change or (ii) the date you receive the notice, whichever is later.

No charges are currently imposed for transfers.  We reserve the right:

 .  to limit the size of transfers so that each transfer is at least $500;
 .  to limit the frequency of transfers (however, at least one transfer per quarter will be allowed);
 .  to disallow a transfer from any account if the balance would be a non-zero amount less than $500;
 .  to assess a $25 charge for each transfer exceeding 12 per policy year.

Automatic Transfer Programs - Dollar Cost Averaging, the First Year Transfer Program and Automatic Portfolio Rebalancing, as described below, are optional programs available under this policy. No more than one of these may be in effect at any one time. Transfers pursuant to these programs will occur on Monthly Payment Dates or the next succeeding business day if the Monthly Payment Date falls on a non-business day. Automatic transfers will not take place before the end of the Free Look Period or during the Grace Period. We must receive your Written Request in order for these programs to begin. Except as noted below, these programs may be elected at any time. These programs neither guarantee investment gains nor protection from investment losses. Transfers under these programs do not count toward the limitations on the number of transfers, nor of free transfers, allowed per policy year. We reserve the right to modify the terms and conditions of these programs, upon 30 days advance notice to you.

Dollar Cost Averaging - Under this program, automatic transfers from any one Variable Account of a percentage or a fixed dollar amount will be made to any combination of other Variable Accounts on a monthly, quarterly, semi-annual, or annual basis. You may elect Dollar Cost Averaging at any time by sending us a Written Request. Your policy's Accumulated Value in the Variable Account from which the transfer is made must be at least $5,000 at the time the first transfer is to be made. Automatic transfers will continue until you give us a Written Request to stop, or until your policy's Accumulated Value in the Variable Account from which the transfers are made has been depleted.

First Year Transfer Program - This program is identical to Dollar Cost Averaging, with the differences described in this subsection. Transfers are made from the Fixed Account and occur in the 12 policy months following the policy month when the Free Look Period ends. Transfers may be made to the Fixed LT Account as well as to the Variable Accounts. Transfers are for the dollar amount in your Written Request. For this program, we waive the limitation that no more than the greater of $5,000 or 25% of the Fixed Account can be transferred out of the Fixed Account in a policy year.

Automatic Portfolio Rebalancing - Under this program, we automatically transfer on a quarterly, semi-annual, or annual basis, your policy's Accumulated Value among the Variable Accounts to re-establish the portfolio allocation that you specify in your Written Request. With your Written Request, you may change the portfolio balance that will be used for the rebalancing. Automatic Portfolio Rebalancing will continue until you make a Written Request to cancel the program. If you cancel the program, you must wait 30 days to begin it again.

                      SURRENDER AND WITHDRAWAL OF VALUES

Surrender - Upon Written Request while either Insured is living you may surrender this policy for its Net Cash Surrender Value. The policy will terminate on the date the request is received.

P0156-NY                             Page 14                                 (P)

Net Cash Surrender Value - The Net Cash Surrender Value is the Cash Surrender Value less any Policy Debt.

Cash Surrender Value - The Cash Surrender Value is the Accumulated Value less any Surrender Charge.

Surrender Charge - If you surrender your policy, a Surrender Charge will be deducted from the AV. The Surrender Charge is needed to help pay for costs such as underwriting, policy issue and sales and distribution costs. The total Surrender Charge is equal to the sum of the Underwriting Surrender Charge and the Sales Surrender Charge.

The Underwriting Surrender Charge is shown on the Policy Specifications. It remains level for the first policy year and then decreases by 0.9259% per month to zero at the 120th month.

The Sales Surrender Charge is equal to 70% of the premiums paid up to the Sales Surrender Target. The Sales Surrender Target is shown on the Policy Specifications. The Sales Surrender Charge increases as premiums are paid until the Sales Surrender Target is reached. After the first policy year, the Sales Surrender Charge, as calculated above, is adjusted by multiplying by a reduction factor. This reduction factor is equal to 99.0741% in the 13th month and reduces by .9259% per month to zero at the 120th month.

Surrender Charge on Face Amount Decrease - If you request to decrease the Face Amount, a Surrender Charge will be deducted from the AV. The Surrender Charge in such case will equal the Surrender Charge that would be imposed if you were to surrender your policy at the time of the Withdrawal multiplied by the ratio of the Face Amount after the Withdrawal divided by the Face Amount before the Withdrawal.

Withdrawals - Upon Written Request on or after the first policy anniversary while either Insured is living, you may withdraw a portion of the Net Cash Surrender Value of this policy. We will deduct a withdrawal fee of $25 from the Accumulated Value for each withdrawal. The withdrawal fee will be deducted from the Investment Options in the same proportion as the withdrawal. There is no Surrender Charge imposed for a Withdrawal, even if the Face Amount is reduced as a result of the Withdrawal.

Withdrawals will be subject to the following conditions: The amount of each withdrawal must be at least $500 and the Net Cash Surrender Value remaining after each withdrawal must be at least $500. Also, if there is any Policy Debt at the time of each withdrawal, the amount of the withdrawal is limited to the excess, if any, of the Cash Surrender Value immediately prior to the withdrawal over the result of the Policy Debt divided by 90%.

The amount of each withdrawal will be allocated proportionately to the Accumulated Value in the Investment Options unless you request otherwise. If the Survivor dies after the request for a withdrawal is sent to us and prior to the withdrawal being effected, the amount of the withdrawal will be deducted from the death benefit proceeds, which will be determined without taking the withdrawal into account.

A withdrawal will affect the death benefit, depending on the Death Benefit Option you have chosen. If your policy's death benefit is greater than the Minimum Death Benefit, then the withdrawal will reduce the death benefit by the amount of the withdrawal. However, if your policy's death benefit is equal to the Minimum Death Benefit, the withdrawal may cause the death benefit to decrease by an amount greater than the amount of the withdrawal. For Death Benefit Option C, if the sum of the withdrawals and other distributions from the policy is greater than the premiums, the death benefit will be less than the Face Amount.

Withdrawals may also affect the Face Amount. A withdrawal will reduce the Face Amount, but only for policies having Death Benefit Option A or D. In such case, a withdrawal in excess of the difference between the Minimum Death Benefit and the Face Amount will reduce the Face Amount by the amount of the excess. A withdrawal will never increase the NAR.

P0156-NY                             Page 15                                 (P)

                        TIMING OF PAYMENTS AND TRANSFERS

Variable Accounts - With respect to allocations made to the Variable Accounts, we will pay death benefit proceeds, withdrawals and Net Cash Surrender Value on surrender and withdrawals and will effect a transfer between Variable Accounts or from a Variable Account to a Fixed Option within seven days after we receive all the information needed to process the payment. However, we may postpone the calculation, payment or transfer of any amounts that are based on the investment performance of the Variable Accounts, if:

 . the New York Stock Exchange is closed on other than normal weekend and holiday closings; or

 . an emergency exists, as determined by the SEC, as a result of which it is not reasonably practicable to determine the value of the Account assets or to dispose of Account securities.

Fixed Options - With respect to payments or transfers to be made from the Fixed Options (or from the policy, if this policy is continued under a fixed non-forfeiture benefit), we may defer such payment or transfer for up to six months after we receive your Written Request. If deferred more than 10 days after we receive such request, we will pay interest at the rate which is the current rate payable on the interest settlement option for income benefits.

Policy Loans - We reserve the right to defer any policy loan payment, except for loans used to pay premiums to us, for up to six months after we receive your loan application.

Interest on Death Proceeds - We will pay interest on death proceeds from the date of death to the date of payment, at the rate which is the current rate payable on the Interest Settlement Option described under Income Benefits.


                                INCOME BENEFITS

Income Benefits - Surrender or withdrawal benefits may be used to buy a lifetime monthly income for either Insured as long as the monthly income is at least $100. Death benefits may be used to buy a monthly income for the lifetime of the beneficiary. The monthly income will automatically be guaranteed to continue for at least ten years, unless another form of payment is requested. Under the automatic form of payment, if the income recipient dies before the end of the ten-year period, payments will continue to the end of the ten-year period to a person designated by the income recipient in writing.

The purchase rates for the monthly income will be set periodically by the Company. However, under the automatic form, the monthly income bought by each $1,000 of benefit amount will always be at least as large as that shown below.

           Monthly Income         Monthly Income         Monthly Income
  Age      Male    Female   Age   Male    Female   Age   Male    Female
  0-30     $3.20    $3.09    46   $3.81    $3.61    62   $5.10    $4.73
   32       3.25     3.14    48    3.92     3.71    64    5.35     4.95
   34       3.31     3.19    50    4.05     3.81    66    5.62     5.20
   36       3.38     3.24    52    4.18     3.93    68    5.92     5.47
   38       3.45     3.30    54    4.33     4.06    70    6.23     5.78
   40       3.53     3.37    56    4.49     4.20    72    6.56     6.11
   42       3.62     3.44    58    4.68     4.36    74    6.90     6.48
   44       3.71     3.52    60    4.88     4.54   75+    7.08     6.67

Monthly income amount for ages not shown are halfway between the two amounts for the nearest two ages that are shown. Amounts shown are based on the Annuity 2000 table with interest at 3.00%. This benefit is not available if the income would be less than $100 a month. We may require evidence of survival for incomes that last more than ten years.

P0156-NY                             Page 16                                 (P)

Other Income Options - Surrender, withdrawal or death benefits may be used under any other payment plans that we make available at that time. We will make an Interest Settlement Option available under which we will credit interest monthly. Amounts left on deposit under this plan, and credited interest, will be accumulated until you request a withdrawal.


                                  POLICY LOANS

Policy Loans - You may obtain loans by Written Request after the Free Look Period, on the sole security of the Loan Account of this policy. We recommend you consult your tax advisor before requesting a policy loan.

Loan Amount Available - The amount available for a loan is equal to 90% of Accumulated Value, less any Policy Debt and also less any Surrender Charges that would be imposed if the policy were surrendered on the date the loan is taken or, if greater, the result of (a x b/c)-d, where:

a = the Accumulated Value less 12 times the most recent monthly deduction less any Surrender Charge on the date of the loan;

b = 1 + rate of loan interest credited at the time of the loan;

c = 1.041; and

d = any existing Policy Debt.

The amount of a loan must be at least $200.

Loan Interest - Interest will accrue daily and is payable in arrears at the annual rate of 4.10%. Interest not paid when due will be added to the loan principal and bear interest at the same rate of interest.

Loan Account - When a loan is taken, an amount equal to the loan is transferred out of the Accumulated Value in the Investment Options into the Loan Account to secure the loan. Unless you request otherwise, loan amounts will be deducted from the Variable Accounts and the Fixed Options on a pro rata basis, up to the amount available. We will credit interest to the Loan Account as described in the Accumulated Value section.

On each policy anniversary, if the amount in the Loan Account exceeds Policy Debt, the excess will be transferred from the Loan Account to the Investment Options according to your most recent instructions. If Policy Debt exceeds the amount in the Loan Account, an amount equal to such excess will be transferred from the Investment Options on a proportionate basis to the Loan Account.

Loan Repayment - Loans may be repaid at any time prior to lapse of this policy. An amount equal to the portion of any loan repaid, but not more than the amount in the Loan Account, will be transferred from the Loan Account to the Investment Options according to your most recent instructions. We reserve the right to first transfer repayments from the Loan Account to each Fixed Option up to the amount that was originally borrowed. Any excess over such amount will be transferred to the Variable Accounts relative to your most recent instructions. Any payment we receive from you while you have a loan will be first considered a loan repayment, unless you tell us in writing it is a premium payment.


                          SEPARATE ACCOUNT PROVISIONS

Separate Account - This policy uses the Pacific Select Exec Separate Account owned by Pacific Life & Annuity Company, herein called the "Separate Account". The assets of the Separate Account shall be valued at least as often as any policy benefits vary, but at least monthly. We established the Separate Account and maintain it under the laws and regulations of Arizona and New York. The Separate Account is divided into subaccounts, called Variable Accounts. Income and realized and unrealized gains and losses from the assets of each Variable Account are credited or charged against it without regard to our other income, gains or losses. Assets may be put in our Separate Account to support this policy and

P0156-NY                             Page 17                                 (P)
other variable life policies. Assets may be put in our Separate Account for other purposes, but not to support contracts or policies other than variable life contracts or policies.

The assets of our Separate Account are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our Separate Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a Variable Account in excess of the reserves and other liabilities with respect to that Variable Account to another Variable Account or to our general account. All obligations arising under the policy are general corporate obligations of ours. We do not hold ourselves out to be trustees of the Separate Account assets.

Variable Accounts - Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies. The Variable Accounts of our Separate Account that were available for your initial allocations are shown in the Policy Specifications. From time to time, we may make other Variable Accounts available to you. We will provide you with written notice of all material details including investment objectives and all charges.

We reserve the right, subject to compliance with the law then in effect, to:

 .  change or add designated investment companies;
 .  add, remove or combine Variable Accounts;
 .  add, delete or make substitutions for the securities that are held or purchased by the Separate Account or any Variable Account;
 .  register or deregister any Variable Account under the Investment Company Act of 1940;
 .  change the classification of any Variable Account;
 .  operate any Variable Account as a managed investment company or as a unit investment trust;
 .  combine the assets of any Variable Account with other separate accounts or subaccounts of ours or our affiliates;
 .  transfer the assets of any Variable Account to other separate accounts or subaccounts of ours or our affiliates;
 .  run any Variable Account under the direction of a committee, board, or other group;
 . restrict or eliminate any voting rights of policy Owners with respect to any Variable Account, or other persons who have voting rights as to any Variable Account;
 .  change the allocations permitted under the policy;
 . terminate and liquidate any Variable Account; and . make any other change needed to comply with law.

In spite of the above, we will not transfer any investment, or asset held for investment, between separate accounts or between separate and other accounts, provided that the superintendent of the New York Insurance Department may authorize transfers in circumstances where such transfers would not be inequitable. If any of these changes result in a material change in the underlying investment of a Variable Account of our Separate Account, we will notify you of such change. Unless required by law or regulation, an investment policy may not be changed without our consent. We will not change the investment policy of the Separate Account without the approval of the Insurance Commissioner of the state of Arizona, our state of domicile, and without the approval of the Insurance Department of the state of New York. The process for such approval is on file.

                               GENERAL PROVISIONS

Entire Contract - This policy is a contract between you and us. This policy, any attached endorsements, benefits and riders and the attached copy of the initial application are the entire contract, except as follows. Any written application for a change in policy terms allowed by the policy after issue or written notice of exercise of policy options made after the policy has been issued will also become part of the contract upon our acceptance of such application or notice and our mailing of same to your address last known to us. Only our president, chief executive officer or secretary is authorized to change this contract or extend the time for paying premiums. Any such change must be in writing.

P0156-NY                             Page 18                                 (P)

All statements in the application shall be deemed representations and not warranties. We will not use any statement to contest this policy or defend a claim on grounds of misrepresentation unless the statement is in an application.

Non-Participating - This policy will not share in any of our surplus earnings.

Incontestability - We will not contest this policy unless there was a material misrepresentation in an application, including any reinstatement application. Except for failure to pay premiums, this policy cannot be contested after the expiration of the following time periods:

 . If this policy has not been reinstated, we cannot contest this policy after it has been in force during the lifetime of at least one of the Insureds for two years from the Policy Date;
 . Following a reinstatement, we cannot contest this policy after it has been in force during the lifetime of at least one of the Insureds for two years from the reinstatement date; and
 . If this policy was issued under a term insurance conversion option, we cannot contest the converted amount after the policy has been in force during the lifetime of at least one of the Insureds for two years from the later of the issue of the term policy or any reinstatement date of the term policy or of this policy.

Suicide Exclusion - If the death of both Insureds, or the Survivor, is the result of suicide, within two years of the policy date, no death benefit proceeds will be paid. Instead, we will pay to the beneficiary the sum of the gross premiums charged on the policy less dividends paid in cash or used in the payment of premiums thereon and less any indebtedness to us on the policy, including interest due or accrued.

If only one of the two Insureds under this policy dies by suicide, within two years of the policy date, we will automatically, without Evidence of Insurability, reform and reissue the policy as of the original policy date as a single life policy on the Survivor, which shall be substantially the same as the coverage provided under this policy. In order to effect such reformation and reissuance, you must provide proof of death by suicide within 90 days of such death. Any suicide and incontestability provisions of the reformed and reissued single life policy will be effective as of the policy date of the original policy. Within 30 days after receiving notification of death, we will provide you with information regarding any payments required for the single life policy. If a payment is required to keep the single life policy in force, you will have 60 days after such notice to pay the amount required. If the Survivor dies prior to expiration of such 60-day period without having made payment, we will pay a death benefit based on the full Face Amount of the original policy net of any payments which remain due and payable on the single life policy.

Misstatement - If the either Insured's age has been misstated, the death benefit will be adjusted so that the NAR after adjustment is the NAR before the adjustment multiplied by the ratio of the incorrect Cost of Insurance (COI) rate to the correct COI rate. If the Minimum Death Benefit after adjustment is larger, the death benefit will be this larger amount.

Evidence of Insurability - We reserve the right to require Evidence of Insurability for any policy change or any premium payment which would result in an increase in NAR.

Maturity - This policy does not mature, but will continue in force so long as at least one Insured is alive and there is sufficient Accumulated Value to provide for the Monthly Deduction due. After Age 100 of the younger Insured, no Monthly Deduction is due.

Reports - A report will be mailed to you at the end of each policy quarter to your last known address. This report will include the following information for the policy quarter:

 .  the Accumulated Value;
 .  the Cash Surrender Value;
 .  the current death benefit;
 .  any Surrender Charges;

P0156-NY                             Page 19                                 (P)

 .  any existing Policy Debt;
 .  transactions that occurred during the policy quarter;
 . changes in the Guideline Premiums, if applicable; and . any information required by law.

In addition to the above reports, an annual report will also be mailed to you. The report will contain financial statements for the Separate Account and the designated investment company or companies in which the Separate Account invests, the latter of which will include a list of the portfolio securities of the investment company, as required by the Investment Company Act of 1940. We will also send any other reports as required by federal securities law and applicable law and regulation of the state of New York.

Policy Illustrations - Upon request we will give you an illustration of the future benefits under this policy based upon both guaranteed and current cost factor assumptions. However, if you ask us to do this more than once in any policy year, we reserve the right to charge you a fee not to exceed $25 per request for this service. Illustrated benefits that are not guaranteed, such as benefits based on the current cost factor assumptions, will vary depending upon a number of factors, including but not limited to, changes in future investment performance.

Basis of Values - A detailed statement showing how values are determined has been filed with the Insurance Department of the state of New York. All values are at least equal to the minimums required by the law of the state in which this policy is delivered, based on the Commissioner's 1980 Standard Ordinary Mortality Table and interest at the rate of 3%. Such values do not change upon the first death of the Insureds, nor do the cost of insurance rates; that is, the values and rates are based on the Frasier rate structure.

Ownership of Assets - We have the exclusive and absolute control of our assets, including all assets in the Separate Account.

Tax Qualification as Life Insurance - This policy is intended to qualify as a life insurance contract for federal tax purposes, and the death benefit under this policy is intended to qualify for federal income tax exclusion. The policy, including any other rider, benefit or endorsement, shall be interpreted to ensure and maintain such tax qualification, despite any other provision to the contrary. We will not accept a premium payment which would cause the policy to fail to qualify as a life insurance contract for federal tax purposes.

If at any time the premiums paid under the policy exceed the amount allowable for such tax qualification, the excess amount, including any associated investment gains or losses, shall be removed from the policy as of the date of its payment in accordance with federal tax law, and any appropriate adjustment in the death benefit shall be made as of such date. The excess amount, including any associated investment gains or losses, shall be refunded no later than 60 days after the end of the applicable contract year as determined under federal tax law. For any such refund, any premium load originally assessed will be refunded and no surrender charges will apply.

If this excess amount is not refunded by the end of such 60-day period, the death benefit shall be increased retroactively to the minimum extent necessary so that at no time is the death benefit ever less than the amount necessary to ensure or maintain such tax qualification, and the Accumulated Value will be reduced to reflect the increased Monthly Deductions as a result of such death benefit increase.

If you request a decrease in policy or rider benefits, it may cause a reduction in any applicable limitations on premiums or cash values for the policy under federal tax law. Such a reduction in these limits may require us to make a distribution from the policy equal to the greatest amount by which the premiums paid or cash values for the policy, as determined under federal tax, exceed any such reduced limits, in order to maintain the policy's tax qualification. If such a distribution is made, the distribution will be paid to you and the Accumulated Value will be reduced by the amount of the distribution. However, no request for a decrease in policy or rider benefits will be allowed to the extent that the resulting reduction in such tax limits would require us to distribute more than the Net Cash Surrender Value for the policy.

P0156-NY                             Page 20                                 (P)

MEC Status - Unless you have given us Written Notice to the contrary, the provisions of this MEC Status subsection apply. MEC stands for Modified Endowment Contract. Under federal tax law, if the funding of a life insurance contract occurs too rapidly, it becomes a MEC and fails to qualify for certain favorable treatment as a result. This policy is intended to qualify as a life insurance contract that is not a MEC for federal tax purposes. This policy, including any other rider, benefit or endorsement, shall be interpreted to prevent the policy from being subject to such MEC treatment, despite any other provision to the contrary. We will not accept a payment as premium or otherwise which would cause the policy to become a MEC.

If at any time the amounts paid under the policy exceed the limit for avoiding such MEC treatment, the excess amount, including any associated investment gains or losses, shall be removed from the policy as of the date of its payment in accordance with federal tax law, and any appropriate adjustment in the death benefit shall be made as of such date. The excess amount, including any associated investment gains or losses, shall be refunded no later than 60 days after the end of the applicable contract year as determined under federal tax law. For any such refund, any premium load originally assessed will be refunded and no surrender charges will apply.

If this excess amount is not refunded by the end of such 60-day period, the death benefit shall be increased retroactively to the minimum extent necessary so that at no time is the death benefit ever less than the amount necessary to avoid such MEC treatment, and the Accumulated Value will be reduced to reflect the increased Monthly Deductions as a result of such death benefit increase.

Any request that would change the death benefits under the policy and riders will not be processed if the change would cause the policy to be treated as a MEC. Such changes include a reduction in the face amount, a change in death benefit option, and a reduction in face amount due to a withdrawal.

Other Distributions of Accumulated Value - If the NAR ever exceeds three times the original Face Amount, we reserve the right to make a distribution of Accumulated Value to make the NAR equal three times the original Face Amount.
In such case, the distribution will be treated as a premium refund and no surrender charge will be imposed. By treating the distribution as a premium refund, we mean that, in addition to the distribution of Accumulated Value which you will receive, we will also pay you an amount representing a return of premium load associated with the distribution. The amount representing the return of premium load will be equal to the reduction in Accumulated Value multiplied by (1/(1-premium load rate))-1, provided that such amount can never exceed the total premium load paid under the policy.

Termination - This policy will terminate on the earliest of:

 .  the death of the Survivor; and

 .  the lapse or surrender of this policy.

Compliance - We reserve the right to make any change to the provisions of this policy to comply with, or give you the benefit of, any federal or state statute, rule, or regulation, including those of the state of New York and including the requirements for life insurance contracts under the Code. After filing with, and approval by, the Insurance Department of the state of New York, we will provide you with a copy of any such change. You have the right to refuse the change.

P0156-NY                             Page 21                                 (P)

                                     INDEX

Accumulated Value (AV)                        9         MEC Status                                   19
Administrative Charge                        11         Misstatement                                 18
Age                                           5         Modified Endowment Contract                  19
Assignment                                    6         Monthly Deduction                            10
Automatic Portfolio Rebalancing              13         Monthly Payment Date                          5
Automatic Transfer Programs                  13         Mortality and Expense Risk Charge            10
Basis of Values                              19         NAR                                           5
Beneficiary                                   6         Net Asset Value                              10
Cash Surrender Value                         14         Net Cash Surrender Value                     14
Change in Policy Cost Factors                11         Net Investment Factor                        10
Code                                          5         Net Premium                                   5
Compliance                                   20         Non-Participating                            18
Cost of Insurance Charge                     10         Owner                                         6
Cost of Insurance Rates                      10         Paid-Up Benefit                               8
Death Benefit                                 7         Planned Premium                               6
Death Benefit Options                         8         Policy Date                                   5
Death Benefit Proceeds                        8         Policy Debt                                   5
Dollar Cost Averaging                        13         Policy Illustrations                         19
Entire Contract                              17         Policy Loans                                 16
Evidence of Insurability                  5, 18         Premium Allocation                            6
Face Amount                                   5         Premium Limitation                            7
Face Amount Decrease                          8         Premium Load                              3, 11
First Year Transfer Program                  13         Premiums                                      6
Fixed Accumulated Value                       9         Reinstatement                                12
Fixed Options                             5, 15         Reports                                      18
Free Look Transfer Date                       5         Risk Class                                    3
Grace Period                                 11         Sales Surrender Charge                       14
Guideline Premium Limitation                  7         Sales Surrender Target                       14
Guideline Premium Test                        7         Separate Account                          5, 16
Home Office                                   5         Suicide Exclusion                            18
Income Benefits                              15         Surrender                                    13
Incontestability                             18         Surrender Charge                             14
Insureds                                      5         Survivor                                      5
Interest on Death Proceeds                   15         Tax Qualification as Life Insurance          19
Interest Settlement Option                   16         Termination                                  20
Investment Options                            5         Transfers                                    12
Lapse                                        11         Underwriting Surrender Charge                14
Loan Account                             10, 16         Valuation Date                                5
Loan Amount Available                        16         Valuation Period                              6
Loan Interest                                16         Variable Account                          6, 17
Loan Repayment                               16         Variable Accumulated Value                    9
M&E Risk Charge                              11         Withdrawals                                  14
Maturity                                     18         Written Request                               6
MEC                                          19

P0156-NY                             Page 22                                 (P)

[LOGO OF PACIFIC LIFE APPEARS HERE]

PACIFIC LIFE
& ANNUITY COMPANY

Mailing Address:
700 Newport Center Drive
Newport Beach, CA 92660

================================================================================

JOINT AND
LAST SURVIVOR
FLEXIBLE
PREMIUM
VARIABLE LIFE
INSURANCE




 .  Death Benefit Payable When Both Insureds Have Died While the Policy is in
   Force

 .  Net Cash Surrender Value Payable upon Surrender While the Policy is in Force

 .  Adjustable Face Amount

 .  Benefits May Vary Based on Investment Experience

 .  Non-Participating



P0156-NY                                                                     (P)